                                                                      EXHIBIT 11
                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                CALCULATION OF FULLY DILUTED NET LOSS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      1994           1993           1992
Net Loss........................................................................   $   (22,347)   $   (18,998)   $   (26,659)
Weighted average number of common shares outstanding............................    38,628,140     38,038,240     37,110,343
Adjustments necessary to reflect weighted average number of common shares
outstanding on a fully diluted basis............................................     1,649,474      1,124,789      1,472,354
                                                                                    40,278,682     39,163,029     38,582,697
Fully diluted net loss per share................................................   $     (0.55)   $     (0.49)   $     (0.69)